POWER OF ATTORNEY

 1. Designation of Attorneys-in-Fact.  The undersigned, hereby designates each of James E. Defebaugh, Todd N. Gilman, and Manal Boulos, individuals with full power of substitution, as my attorney-in-fact to act for me and in my name, place and stead, and on my behalf in connection with the matters set forth in
Item 2 below.

 2. Powers of Attorney-in-Fact.  Each attorney-in-fact, as fiduciary, shall have the authority to sign all such U.S. Securities and Exchange Commission ("SEC")
reports, forms and other filings, specifically including but not limited to
Forms 3, 4, 5 and 144, as such attorney-in-fact deems necessary or desirable in connection with the satisfaction of my reporting obligations under the rules and regulations of the SEC.

 3. Effectiveness.  This power of attorney shall become effective upon the execution of this document.

 4. Duration.  This power of attorney shall remain in effect until revoked by
me.  This power of attorney shall not be affected by disability of the principal.

 5. Revocation.  This power of attorney may be revoked in writing at any time by my giving written notice to the attorney-in-fact.  If this power of attorney has been recorded, the written notice of revocation shall also be recorded.

 Date:    June 13, 2017.

 /s/ Sean Ebner
 SEAN EBNER

STATE OF WASHINGTON )

COUNTY OF PIERCE )

 SIGNED OR ATTESTED before me on  June 13, 2017, by Sean Ebner.

    /s/ Teresa Birkeland
   Signature of Notary Public

    Teresa Birkeland
   Typed Name of Notary Public

   Residing at:  Roy

      My commission expires:  04/01/2018